Exhibit 10.11

Dated	2020

Lease

relating to

Suite/Unit R.01.24, R.01.25, R.01.45 The Biosphere

Draymans Way

Newcastle Helix

Newcastle upon Tyne

NE4 5BX

between

(1) THE COUNCIL OF THE CITY OF NEWCASTLE UPON TYNE

and

(2) MDNA LIFE SCIENCES (UK) LIMITED

Assistant Director Legal Services

Civic Centre

Newcastle upon Tyne

NE1 8QH

THIS LEASE dated the      day of              20

Made between

(1)	The Council of the City of Newcastle Upon Tyne of Civic Centre, Barras Bridge, Newcastle Upon Tyne, NE1 8QH; and

MDNA LIFE SCIENCES (UK) LIMITED, Company number 05386828, whose registered office is at B3 Kingfisher House, Kingsway, Team Valley, Gateshead NE11 0JQ

1.	DEFINITIONS AND GENERAL INTERPRETATION CLAUSES

1.1       IN THIS LEASE the following expressions have the following meanings:

Landlord (“us”, “we”, “our”)	The Council of the City of Newcastle Upon Tyne of Civic Centre, Barras Bridge, Newcastle Upon Tyne, NE1 8QH

Tenant (“you”, “your”)	MDNA LIFE SCIENCES (UK) LIMITED, Company number 05386828, whose registered office is at B3 Kingfisher House, Kingsway, Team Valley, Gateshead NE11 0JQ

Property

All that part of the Building shown edged in red on Plan 1 known as Suite/Unit R.01.24, R.01.25, R.01.45 including

(a)       the floor and ceiling finishes including the bare concrete/girder/constructional finishes but not any other part of the floor slabs and ceiling slabs that bound the Property

(b)       the interior plasterwork and finishes of structural and non-structural exterior walls and/or columns and the interior plasterwork and finish of interior structural walls and/or columns;

I       the whole of any interior non-structural walls and/or columns;

(d)       any suspended ceilings (and light fittings within them) and any internal non-structural partitioning which are from time to time in any part of the Property

(e)       all additions and improvements to the Property made by you or at your cost;

(f)       all machinery and plant situate within and exclusively serving the Property (excluding fume cupboards and externally vented safety cabinets);

(g)       the Service Media within and exclusively serving the Property; and

(h)       all our fixtures, fittings and furniture including but not limited to the items set out in the Inventory;

but excluding:

(i)       the Structure;

(j)       all Service Media and machinery and plant within the Property but not exclusively serving the Property; and

(k)       fume cupboards and externally vented safety cabinets.

Biosphere Policy	The policy set out in the Third Schedule
Building	Biosphere Newcastle Helix shown edged blue on Plan 2
CDM Regulations	the Construction (Design and Management) Regulations 2007.
Common Parts	the areas of the Building shown coloured blue on the Building Floor Plans (excluding the Property and any part of the Building which is capable of being let and occupied) which are from time to time during the Term provided by us for common use and enjoyment by the tenants and occupiers of the Building and all persons expressly or by implication authorised by them.
Contaminated Land Regime	the contaminated land regime under Part 2A of the Environmental Protection Act 1990 (as amended from time to time) and any statutory instrument, circular or guidance issued under it.
Deliberate Damage	damage caused deliberately with the intention of causing damage by you or anyone at the Property or on the Common Parts with your express or implied authority.
End of the Term	The date upon which the Term is determined by any means
Energy Assessor	an individual who is a member of an accreditation scheme approved by the Secretary of State in accordance with regulation 25 of the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007 or regulation 30 of the Building Regulations 2010 (SI 2010/2214).
Energy Performance Certificate	A certificate which complies with regulation 11(1) of the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007 or regulation 30 of the Building Regulations 2010 (SI 2010/2214)
Enforcing Authority	the relevant regulator for the Property under the Contaminated Land Regime.
Environment	the natural and man-made environment including all or any of the following media, namely air, water and land (including air within buildings and other natural or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

Environmental Law:	all applicable laws, statutes, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal and legally binding codes of practice and guidance notes (as amended from time to time) in so far as they relate to the protection of the Environment.
Estate	Newcastle Helix, Newcastle upon Tyne NE4 5BX shown edged red on Plan 3
Estate Common Parts

those parts of the Estate being:

(a)       Landscaped areas not forming part of any demise;

(b)       Roads car parks and footpaths not forming part of any demise;

(c)       Used for the housing or storage of plant used in connection within the Estate

(d)       Service Media serving more than one demise within the Estate

Fixtures and Fittings	The furniture, fixtures and fitting and any other items set out in the Inventory and Schedule of Condition
Funding Agreements	(a) a funding agreement dated 13 May 2015 in respect of funding by North East LEP as part of the North East Growth Deal (Local Growth Fund – LGF) from Government, and (b) a funding agreement dated 23 November 2016 made between (1) The Secretary of State for communities and Local Government and (2) Newcastle City Council re grant funding from the European Regional Development fund (ERDF) as part of the European Structural and Investment Funds Growth Programme 2014-2020.
Hazard Profile Form	A hazard profile form in the form annexed at Appendix 3
Hazardous Substances	any material, substance, organism or contaminant which, alone or in combination with others, is capable of causing harm to the Environment or which is likely to cause an actionable nuisance.
Insured Risks	fire, lightning, explosion, impact by vehicle or animal, earthquake, storm or flood, burst pipes and apparatus, riot, civil commotion, strikes, locked out workers, persons taking part in labour disturbances, theft involving forcible and violent entry or exit, malicious persons, aircraft, terrorism and such other risk against which we may reasonably insure form time to time, and Insured Risk means any one of the Insured Risks.

Interest Rate	Interest at the base rate from time to time of the Bank of England, or if that base rate stops being used or published then at a comparable commercial rate reasonably determined by us
Inventory and Schedule of Condition	evidence of the fixtures, fittings furnishings and furniture provided by us to you upon grant of this Lease, together with a description of the condition of the same, as detailed in the combined Schedule of Condition and Inventory attached to this Lease at Appendix 1.
LTA 1927	Landlord and Tenant Act 1927
LTA 1954	Landlord and Tenant Act 1954
LTCA 1995	Landlord and Tenant (Covenants) Act 1995
Laboratory Decontamination Certificate	certification from you (in the form annexed at Appendix 4) of the decontamination of the Property in compliance with the principles of good laboratory practice and in compliance with all statutory requirements including the requirements of the Health and Safety Executive at the time of the preparation of the environmental assessment. which demonstrates that the Property is free from Hazardous Substances or other contamination and is otherwise in a form acceptable to the us acting reasonably.
Lettable Unit	a floor or part of a floor of the Building other than the Property, that is capable of being let and occupied.
Manager	any managing agent, team, individual or in-house person or persons employed by us, or by managing agents themselves or otherwise retained by us to act on our behalf to budget for, forecast, procure, manage, account for, provide and otherwise administer any of the Building or the Services.
Permitted Use	Any use within the Biosphere Policy
Plans

The plans annexed to this lease and referred to as:

Plan 1: the Property

Plan 2: the Building

Plan 3: the Estate

Building Floor Plans:

Tenant Lease Plan Level LG

Tenant Lease Plan Level 00

Tenant Lease Plan Level 01

Tenant Lease Plan Level 02

Tenant Lease Plan Level 03

Tenant Lease Plan Level 04

Tenant Lease Plan Level 05

Planning Acts	the Town and Country Planning Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and all statutes regulations and orders included by virtue of clauses 1.3 and 1.4
Reinstatement Cost	the full cost of reinstatement of the Building as reasonably determined by us from time to time, taking into account inflation of building costs and including any costs of demolition, site clearance, site protection, shoring up and any other work to the Building that may be required by law and any VAT on any such costs.
Rent	£38,420 per annum (exclusive of VAT) commencing on the Rent Start Date, payable monthly in advance on the Rent Payment Dates
Rent Payment Dates	the first day of each month during the Term
Rent Start Date
Reservations	the rights reserved to us over the Property set out in the Second Schedule
Rights	the rights granted to you set out in the First Schedule.
Service Media	the mechanical electrical heating air-conditioning and plumbing installations and lifts serving the Building and the Property including pipes sewers drains mains ducts gutters watercourses wires cables channels flues and all conducting media structures machinery and equipment ancillary to those media.
Services	the services detailed in clause 4
Structure	The structural parts of the Building (other than the Property, the Lettable Units and the Common parts), including without prejudice to the generality of the foregoing the roofs of the building the foundations and floor slabs the structural concrete frame and concrete encasings the structural concrete floors and the structural elements of the decks and balconies (but not the wearing surface or any other part of them comprised in a Lettable Unit) the external walls comprising pre-cast concrete cladding and curtain walls and external retaining walls of and in relating to the Building and the doors, windows and their frames fittings and glass in the external walls of the Building.
Surveyor	our chartered surveyor (and where making any decision or estimation he will be acting as an expert and not an arbitrator and his decision shall be final).
Term	A term of years from and including 2020 and expiring at midnight on 16 December 2023

Third Party Rights	all rights, covenants and restrictions affecting the Building including the matters referred to at the date of this lease in the property register and the charges register of title number TY547413.
VAT	value added tax chargeable under the Value Added Tax Act 1994 or any similar replacement or additional tax.

1.2       Whenever you are more than one person, all your obligations can be enforced against all of the persons who are tenants jointly and against each individually.

1.3       A reference to laws in general is a reference to all local, national and directly applicable supra-national laws as amended, extended or re-enacted from time to time and shall include all subordinate laws made from time to time under them and all orders, notices, codes of practice and guidance made under them.

1.4       A reference to particular legislation is to that legislation as amended, consolidated or re-enacted from time to time and all subordinate legislation made under it from time to time.

1.5       A right reserved to us to enter the Property extends to anyone we authorise to enter and includes the right to bring workmen and appliances onto the Property for the stated purpose.

1.6       Authority given to a person to enter the Property after giving notice, extends, if the circumstances justify it (for example, in case of emergency), to entry after giving less notice than specified or without giving any notice.

1.7       Words using the masculine gender include the feminine and the neuter and words using the singular include the plural (and vice versa).

1.8       Unless the context otherwise requires, any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.9       A reference to this lease, except a reference to the date of this lease or to the grant of this lease, is a reference to this deed and any deed, licence, consent, approval or other instrument supplemental to it.

1.10       The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.11       Except where a contrary intention appears, a reference to a clause of Schedule is a reference to a clause of, or Schedule to, this lease and a reference in a Schedule to a paragraph is to a paragraph of that Schedule. Clause, Schedule and paragraph heading shall not affect the interpretation of this lease.

1.12       A reference to the us/Landlord includes a reference to the person entitled to the immediate reversion to this lease. A reference to you/the tenant includes a reference to your successors in title and assigns. A reference to a guarantor is a reference to any guarantor of the tenant covenants of this lease including a guarantor who has entered into an authorised guarantee agreement.

1.13       A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.14       The expressions landlord covenant and tenant covenant each has the meaning given to it by the LTCA 1995.

1.15       Any obligation in this lease on you not to do something includes an obligation not to agree to or suffer that thing to be done and an obligation to use best endeavours to prevent that thing being done by another person.

1.16       Unless the context otherwise requires, reference to the Building, the common parts, a Lettable Unit and the Property are to the whole and any part of them or it.

1.17       The expression neighbouring property does not include the Building.

1.18       A reference to writing or written excludes faxes and e-mail.

1.19       A working day is a day other than a Saturday, Sunday or public holiday in England.

2.	LETTING

2.1.	We let the Property to you for the Term together with the Rights excepting and reserving to us the Reservations.

2.2.	The implied covenants for title are modified so that:

(a)	The covenant set out in section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 (LP(MP)A 1994) shall not extend to costs arising from your failure to:
(i)	Make proper searches; or
(ii)	Raise requisitions on title or on the results of your searches before the date of this Lease; and
(b)	the covenant set out in section 3(3) of the LP(MP)A 1994 shall extend only to charges or encumbrances created by us.

2.3.	We grant the Lease to you free from encumbrances other than:
(a)	The Third Party Rights;
(b)	Any matters discoverable by inspection of the Property before the date of this agreement;
(c)	Any matters which we do not and could not reasonably know about;

(d)	Any matters, other than financial charges, disclosed or which would have been disclosed by the searches and enquiries that a prudent tenant would have made before entering into this agreement;
(e)	Public requirements;
(f)	Any matters which are, or (where the Lease will not be registered) would be, unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002; and

Any planning agreement

2.4.	You are deemed to have full knowledge of the matters referred to in clause 2.3 and shall not raise any enquiry, objection, requisition or claim in respect of any of them.

2.5.	You must pay to us:

2.5.1	The Rent, without any deduction or set off. The first payment of Rent shall be for the period from and including the Rent Start Date to the day before the following Rent Payment Date;
2.5.2	VAT on any sums payable under this Lease;
2.5.3	Interest in accordance with clause 6.4; and
2.5.4	Any other sums owing under this Lease.

These payments are all reserved as rent and are together known as rents.

3.	YOUR OBLIGATIONS

Throughout the Term you must:

3.1	RENTS AND OUTGOINGS

3.1.1.	Pay the rents on the days and in the manner set out in this Lease, and not exercise or seek to exercise any right or claim to withhold rents, or any right of claim to legal or equitable set-off.

3.1.2.	If we require you to do so in writing, pay the rents by direct debit, banker’s order or credit transfer to any bank account in the United Kingdom that we nominate from time to time.

3.1.3.	You shall pay all present future rates, taxes and other impositions payable in respect of the Property, its use and any works carried out there, other than:
(a)	Any taxes payable by us in connection with any dealing with or disposition of the reversion to this lease; or
(b)	Any taxes, other than VAT and insurance premium tax, payable by us by reason of the receipt of any other rents due under this lease.

3.1.4.	If any such rates, taxes or other impositions are payable in respect of the Property together with other land (including any other part of the Building) you shall pay a fair proportion of the total.

3.1.5.	You shall not make any proposal to alter the rateable value of the Property or that value as it appears on any draft rating list, without our approval.

3.1.6.	You shall comply with all laws and with any recommendations of the relevant suppliers relating to the use of the supply and removal of electricity, telecommunications and the data services to or from the Property.

3.1.7.	You shall pay all charges in respect of the electricity, heating and cooling supply to the Property and telephone calls attributable to the Property to us within 14 days of written demand.

3.1.8.	You shall comply with all reasonable regulations we may make from time to time in connection with the use of any conduits, structures or other items not on the Building but used or capable of being used by the Building in common with other land.

3.2.	USE

3.2.1.	Use the Property only for the Permitted Use and not for any activities which are dangerous, offensive, noxious, noisome, illegal or immoral, or which are or may become a nuisance or annoyance to us, or to the owner or occupier of any neighbouring property.

3.2.2.	Do all things in relation to the Property or their use which are required in order to comply with legislation regardless of whether such requirements are imposed on us, you or any other tenant or occupier.

3.2.3.	Comply with relevant legislation in relation to your use of the Common Parts, the Building and the Estate Common Parts.

3.2.4.	Not overload the Property or any Service Media serving the Property.

3.2.5.	Comply with the Biosphere Policy or any amendment, replacement or variation of the Biosphere Policy which we make from time to time (provided that if we change the Biosphere Policy, we will act reasonably and notify you of any changes).

3.2.6.	Not apply for planning permission in relation to the Property.

3.2.7.	Nothing in this Lease shall imply or warrant that the Property may lawfully be used under the Planning Acts for the Permitted Use (or any purpose subsequently authorised).

3.3.	REPAIR, MAINTENANCE AND DECORATION

3.3.1.	Keep the Property (including the decorations and floor coverings) clean and tidy and in good repair and condition provided that you are not obliged to keep the Property in any better state of repair than is evidenced in the Schedule of Condition (except in respect of damage covered by the Insured Risks unless the insurance policy for the Building shall be voided or payment of the policy monies refused as a result of any act or default on your part, or on the part of your employees, servants, agents or visitors, or where the Property is damaged other than by Deliberate Damage and other than by an Insured Risk).

3.3.2.	Where we have agreed with you that we shall carry out your obligations under clause 3.3.1 on your behalf, you agree to pay to us the cost of doing so on demand.

3.3.3.	Keep and use the Property in accordance with the principles of good laboratory practice where appropriate and all applicable statutory provisions, laws and regulations as amended from time to time, and in accordance with regulatory standards and requirements pursuant to the Control of Substances Hazardous to Health Regulations 2002 (COSHH)..

3.3.4.	Immediately prior to the End of the Term, provide us with a Laboratory Decontamination Certificate at your own expense.

3.4.	ALTERATIONS

3.4.1.	Not make any alteration to the Property or the Service Media.

3.4.2.	Any internal alterations to the Property which you request (of which we reasonably approve) shall be made by us and you shall pay us the proper cost of these.

3.4.3.	Pay us the proper cost of removal (by us) of all alterations made during or before the Term at the End of the Term if we require reinstatement.

3.4.4.	Not deface or injure the Property in any way whatsoever.

3.4.5.	Not carry out any alteration to the Property which would, or may reasonably be expected to, have an adverse effect on the asset rating in any Energy Performance Certificate commissioned in respect of the Property.

3.5.	ADVERTISEMENTS

Not exhibit any signboard advertisement nameplate or placard on the Property or any part of the Building which can be seen from outside the Building, and not to exhibit any signboard, advertisement, nameplate or placard on the Property without our prior written consent.

3.6.	ENTRY BY US

Permit us and our employees and agents at all times to enter the Property for the purposes of exercising the Reservations or duties or to view or survey the Property or the Building or for any reasonable purpose, provided that if we need to enter the Property we will endeavour to do so at a time acceptable to you, except in case of emergency.

3.7.	NOTICE OF REPAIR

Comply promptly and diligently with any notice which we serve on you requiring you to carry out repairs or decorations in accordance with this Lease. If you do not carry out the works within one month from the date of the notice (or such other reasonable period as we may state in the notice) we may carry out the works and you will promptly repay to us the cost of the works together with any Value Added or other tax payable.

3.8.	REPAIRS BY US

Permit us, and all other persons authorised by us or them with any necessary tools at any reasonable time on three days’ written notice (except in the case of an emergency when no prior notice will be required) to enter the Property and carry out any repairs replacements additions alterations and decorations including works to any public utility services to the Building or any adjoining property. In our exercise of this right, we will cause as little damage as possible and make good damage caused to the Property and to your fixtures fittings chattels and effects.

3.9.	NOTICES AND ORDERS

Immediately give to us a copy of any notice or order or proposal for a notice or order served on you or the occupier of the Property and if required by us to make or join in making such application and representations as we may reasonably require.

3.10.	NUISANCES

3.10.1	Not do or bring or leave on the Property any rubbish or anything which may be or become a nuisance annoyance or inconvenience or which may cause damage pollution or contamination to or interfere with our rights or the rights of any other occupier of the Building or create any liability on our part provided that you may keep potential Hazardous Substances at the Property as required for the Permitted Use, but subject always to good laboratory practice, and in compliance with all statutory requirements including the requirements of the Health and Safety Executive

3.10.2	Be responsible for the safe and lawful disposal of all hazardous waste such as radioactive substances, clinical, waste, solvents and other Hazardous Substances.

3.10.3	Maintain and keep updated a Hazard Profile Form at all times during the term, and to provide us with a copy not less than every 6 months during the Term.

3.11.	INSURANCE

3.11.1	Not do or fail to do anything which may (without our consent) increase the costs of or which may make voidable or void any insurance put by us.

3.11.2	In the event of part or whole of the Building being damaged or destroyed by an Insured Risk where the proceeds of insurance are partially or wholly irrecoverable by reason of any act or omission on your part or by your employees, servants, agents or visitors you must indemnify us in respect of any increased cost including the cost of reinstating or rebuilding the Building and /or the Property to the extent that we do not receive the insurance monies by reason of any such act or omission.

3.11.3	Comply with the requirements and recommendations of the insurers relating to the Property and not interfere with all fire prevention, detection and fighting machinery and equipment.

3.11.4	Not take out any policy of buildings insurance in respect of the Property.

3.11.5	Immediately inform us of any damage or destruction to the Property or if any matter occurs that any insurer or underwriter may treat as material in deciding whether or on what terms to insure or to continue to insure the Building and shall give you notice of that matter.

3.11.6	If the Building or any part of it is damaged or destroyed by an Insured Risk, we shall

(i)	make a claim under the insurance policy effected in accordance with this clause;

(ii)	notify you immediately if our insurer indicates that the Reinstatement Cost will not be recoverable in full under the insurance policy; and

(iii)	subject to clause 3.11.7, use any insurance money received (other than for loss of rent) and any money received from you under clause 3.11.2 to repair the damage in respect of which the money was received or (as the case may be) to rebuild the Building as soon as reasonably practicable.

3.11.7	We shall not be obliged under clause 3.11.6 to repair or reinstate the Building or any part of it:

(i)	unless and until we have obtained any necessary planning and other consents for the repairs and reinstatement work; or

(ii)	so as to provide premises or facilities identical in size, quality and layout to those previously at the Building so long as the premises and facilities provided are reasonably equivalent; or

(iii)	after a notice has been served pursuant to clause 3.11.9 or clause 3.11.10.

3.11.8	If the Building and/or the means of access to it is damaged or destroyed (other than by Deliberate Damage) so that the Property is wholly or partly unfit for occupation and use, or the Common Parts are damaged or destroyed so as to make the Property inaccessible or unusable, then payment of the Rent or a fair proportion of it according to the nature and extent of the damage, shall be suspended until the earlier of the following:

(i)	the date you can occupy and use the Property in the manner contemplated by this lease prior to the date of the damage or destruction; and

(ii)	the end of [three] years from the date of damage or destruction.

3.11.9	Subject to clause 3.11.11, we may give you notice terminating the lease with immediate effect if:

(i)	the Property is damaged or destroyed or the Common Parts are damaged or destroyed so as to make the Property inaccessible or unusable; and

(ii)	we reasonably decide that it is either impracticable or impossible to reinstate the Property and the Common Parts within three years from the date of the damage or destruction.

3.11.10	You may give us notice terminating this lease with immediate effect (subject to clause 3.11.11) in either of the following situations:

(i)	where the Property is damaged or destroyed in whole or in part other than by Deliberate Damage so that it is unfit for occupation or use, or the Common Parts and/or the Estate are damaged or destroyed so as to make the Property inaccessible or unusable; and

(ii)	is not accessible and/or not fit for occupation and use by the end of three years from the date of damage or destruction; or

(iii)	where the Property is damaged or destroyed in whole or in part other than by Deliberate Damage and other than by an Insured Risk or is not covered by our insurance by reason of a limitation in the insurance policy so that it is unfit for occupation or use, or the Common Parts and/or the Estate are damaged or destroyed so as to make the Property inaccessible or unusable; and

(iv)	the loss or damage was caused other than by an Insured Risk or is not covered by our insurance by reason of a limitation in the insurance policy and we have not given you notice within three months of the date of damage or destruction that we will reinstate the Property at our own cost.

3.11.11	Any notice to terminate this lease by either us or you under this clause shall be without prejudice to the rights of either party for breach of any of the covenants in the lease.

3.11.12	If this lease is terminated by either us or you under this clause, then any proceeds of the insurance effected by us shall belong to us.

3.12.	REIMBURSEMENT OF INSURANCE MONIES

If you become entitled to any insurance monies in respect of risks against which we have insured (for example, because of double insurance), you must pay a similar amount to us and give us full particulars of such sums in writing.

3.13.	PROOF OF YOUR INSURANCE

3.13.1	Without prejudice to clause 3.11.4, you shall maintain fully comprehensive public liability and employer’s liability insurance against liability to the public and to third parties (including for the avoidance of doubt us and the owners of the Estate) in a sum of not less than £10,000,000 (ten million pounds) in respect of each and every claim. Such insurance shall be maintained from the date of this lease until the end of the term.

3.13.2	We may at any time request documentary evidence that the insurance policies required by this clause are being maintained including if required by us, an original letter from your insurers confirming:

(i)	the insurance currently in force; and

(ii)	that premiums for that insurance have been paid in full at the date of that letter.

3.13.3	If you fail to provide such evidence within 5 working days of our request then we may effect such insurance ourselves and recover the costs of doing so from you.

3.13.4	You agree to provide evidence to us that the insurances set out within clause 3.13.1 have been put in place and this Lease shall not be effective until such satisfactory written evidence has been provided to us.

3.13.5	You agree to claim on the insurance policies referred to in clause 3.13.1 if so directed by us following any claim or potential claim received against us from a third party.

3.13.6	You shall pay us an amount equal to any insurance money that the insurers of the Building refuse to pay (in relation to the Building) by reason of any act or omission of you, your workers, contractors or agents or any person at the Property, the Common Parts or the Estate Common Parts with the actual or implied authority of any of them.

3.14.	ASSIGNMENT SUBLETTING AND OTHER DEALINGS

3.14.1	Not part with possession share sublet assign mortgage or charge the whole or any part of the Property except as expressly permitted by this clause.

3.14.2	You may with our prior written consent which is not to be unreasonably withheld share occupation of the Property with any company that is a member of the same group (within the meaning of section 42 of the LTA 1954) as you for as long as that company remains within that group and provided that no relationship of landlord and tenant is established by that arrangement.

3.15.	FIXTURES AND FITTINGS

Make good forthwith any damage caused to the fixtures and fittings and Contents or to immediately pay compensation to us for any damage caused to them which cannot be made good or to replace any item which cannot be repaired if we request you to do so.

3.16.	COSTS

Indemnify us against all costs reasonably incurred by us in respect of:

3.16.1.	any breach of your obligations;

3.16.2.	any application you make to us for any consent or licence;

3.16.3.	the preparation and service of any notice under Section 146 or 147 of the Law of Property Act 1925 (or any statutory re-enactment or modification) even though forfeiture may be avoided by means not being relief granted by the Court;

3.16.4.	the preparation and service of any notices or schedules of dilapidation;

3.16.5.	the recovery of any costs or debts incurred by you under this lease.

3.17.	GIVING BACK THE PROPERTY

At the end of the Term:

3.17.1	give back the Property to us with vacant possession, free from Hazardous Substances, in accordance with the Laboratory Decontamination Certificate and in the condition in which this Lease requires, having first removed any alterations or improvements to the Property made before or during the Term (making good any damage caused by such removal) in respect of which we have given to you not less than three months’ notice before the End of the Term requiring their removal;

3.17.2	remove all your chattels from the Property. To the extent that you do not do so, you irrevocably appoint us to be your agent to store or dispose of any chattels or items you have fixed to the Property and which you have left there for more than ten working days after the End of the Term. We shall not be liable to you by reason of that storage or disposal and you shall indemnify us in respect of any claim made by a third party in relation to that storage or disposal.

3.18.	REGULATIONS

3.18.1	Observe any rules regulations or instruction we may at any time our absolute discretion make, alter or amend in relation to the management or operation of the Building, provided that such rules, regulations or instructions do not purport to vary the terms of this Lease, and in the event of any inconsistency, the terms of this Lease shall apply.

3.19.	INDEMNITY

Be responsible for and keep us fully indemnified against all damage, damages, losses, costs, claims, expenses, actions, demands, proceedings and liabilities made against us or suffered or incurred by us (including any diminution in the value of our interest in the Building and loss of amenity of the Building) arising directly or indirectly out of:

(i)	any act or omission by you or any persons at the Property expressly or impliedly with your authority; or
(ii)	any breach or non-observance by you of the covenants conditions or other provisions of this Lease.

3.20.	PREVENT ENCROACHMENTS

3.20.1	Immediately inform us of any encroachment or attempted encroachment over the Property by a third party and assist us with preventing anyone acquiring rights over the Property;

3.20.2	Not obstruct the flow or light or air to the Property nor obstruct any means of access to the Property.

4.	OUR OBLIGATIONS

We agree as follows:

4.1.	QUIET ENJOYMENT

That, so long as you perform and observe the obligations on your part in this Lease, you may peacefully and quietly hold and enjoy the Property together with the Rights during the Term without any interruption or disturbance from us or our successors in title or any person or persons claiming by through or in trust for us or by title paramount.

4.2.	INSURANCE OF PROPERTY

To procure that the Building is insured (unless such insurance shall be vitiated by any act on your part or of your employees, servants, agents or visitors) in the Reinstatement Cost (with an appropriate addition for professional fees and loss of rent) against loss or damage by any or all of the Insured Risks and to produce to you on demand evidence of such insurance.

4.3.	OUTGOINGS

To pay all outgoings costs and expenses in respect of the Building and the Services not being outgoing costs and expenses for which you or any other tenant or occupier is liable.

4.4.	PROVISION OF SERVICES

To use reasonable and commercially sensible endeavours to:

4.4.1.	maintain in good and sufficient repair and decorative order replacing and cleaning as reasonably necessary all those parts of the Building and its fixtures fittings and equipment together with all Service Media exclusively serving the Building as are not your liability or the liability of any other tenant or occupier of the Building;

4.4.2.	provide adequate heating and lighting of the Common Parts;

4.4.3.	clean at intervals at our discretion the internal glazed surfaces of all doors and windows on the outside of the Building and on the inside of the Building (where not the responsibility of any tenant or occupier) and of the doors and screens separating the Property from the entrance halls and corridors inside the Building;

4.4.4.	maintain the Common Parts of the Building in good and sufficient repair and decorative order;

.

4.4.5.	provide and maintain services to the Building and central plant and equipment including electrical services, provision of data connectivity, hot and cold water supply, [heating] and lighting, and mechanical services;

4.4.6.	procure the provision of maintenance repair and cleaning of the roads, and the external areas of the Building.

4.5	We shall administer the Services in accordance with the principles of good estate management, except where there are sound reasons for implementing alternative procedures that can be justified and explained.

4.6	We shall:

(a)	Ensure that the Services are provided in a commercial and professional manner and that the quality and cost of the Services are appropriate for the Building and are regularly reviewed in accordance with good estate management;
(b)	Require that Service Providers comply with written performance standards and regularly review, monitor and measure the performance of Service Providers against those written performance standards;
(c)	Establish and operate sound management procedures to ensure that our respective obligations which are set out in this clause are complied with and we shall record these procedures in any management policy;
(d)	deal promptly and efficiently with any reasonable enquiry made by you which relates to any of the Services;
(e)	invite (without being obliged to act upon) comment from you on the performance of the Service Providers, the standard of the Management Service and delivery of the Services;
(f)	ensure that (where appropriate) regular meetings are held between us, you and, the other occupiers in the Building and the Manager.

4.7	We shall not be required to:

(a)	Carry out any works where the need for those works has arisen by reason of any damage or destruction by a risk against which we are not obliged to insure; or
(b)	Replace or renew any part of the Building or the Estate or any item or system within the Building or the Estate which has not become beyond economic repair.

4.8	You shall:

(a)	Co-operate fully with us and the Manager in order that we and the Manager may administer the Services in accordance with the provisions of this clause;
(b)	Promptly advise us and the Manager of any changes within your organisation that may affect the operation of the Services;
(c)	Promptly make a written record upon being advised by us or the manager of any changes to the operation of the Services;
(d)	Respond promptly and efficiently to any reasonable enquiry of us or of the Manager; and
(e)	Be proactive in assisting us and the manager with operating and using the Services on a value for money and quality standard basis and follow all procedures reasonably required by us or the Manager in order to maintain and promote the quality and economic effectiveness of the Services. Such procedures include, but are not to be limited to, separating waste to facilitate appropriate and cost-effective recycling.

4.9.	Where we are required to comply with any obligation contained in this clause such obligation shall, where relevant, include, in the alternative, an obligation on us to ensure that the Manger complies with that obligation.

5.	RE-ENTRY

We are entitled to forfeit this Lease by entering any part of the Property whenever you:

(i)	are 7 (seven days late in paying any of the rents, in the case of the Rent, even if it was not formally demanded; or
(ii)	if you shall at any time during the Term fail or neglect to observe and perform any of the covenants conditions and agreements on your part in this Lease; or
(iii)	(if you are a corporation) a receiver manager or liquidator of any kind is appointed of such corporation while the Term is vested in you or if it shall enter into liquidation whether compulsory or voluntary or an administration order is made in respect of it; or
(iv)	(if you are an individual or individuals) shall become bankrupt or make an arrangement or composition with your creditors without prejudice to any right or action or remedy on our part in respect of any antecedent breach of any of the obligations, covenants, conditions or agreements on your part contained in this Lease.

6.	MISCELLANEOUS MATTERS

6.1	NOTICES

6.1.1.	any notice under this Lease shall be in writing;

6.1.2.	any notice to you (if you are a corporation) shall be sufficiently served if delivered to you on the Property or sent by registered or recorded post to your registered or principal office in the United Kingdom or (if you are an individual or individuals) shall be sufficiently served if left addressed to you on the Property or sent by registered or recorded post to or left addressed to you at your last known address in the United Kingdom;

6.1.3.	any notice to us shall be sufficiently served if delivered or sent by registered or recorded post to the address specified for us in this Lease, marked ‘For the attention of the Assistant Director of Legal Services (reference [ ]);

6.1.4.	any notice sent registered or recorded post shall be deemed to have been duly served at the expiration of forty-eight hours after the time of posting. In proving service, it shall be sufficient to prove that the envelope containing the notice was duly addressed in accordance with this clause and posted to the place to which it is addressed.

6.2	LIMITATION OF OUR LIABILITY

Notwithstanding anything in this Lease, we will not be liable to you nor to any person or persons in the Property or the Building in respect of any interruption or failure of any of the Services or supplies of any utility (including, for the avoidance of doubt, data services) caused by circumstances beyond our reasonable control or caused by any act or omission on our part or by our employees or agents not being in performance of any duty relating to the Services except in so far as the same may be covered by the Insured Risks or for any damage to or loss of any chattel or property on the Property or Building.

6.3	LIMITATION OF OUR REPAIRING OBLIGATIONS

We will not be liable to you for any defect in the Building to the extent that any defect is repairable by us under clause 4 unless we shall have had actual notice of the need for repair.

6.4	INTEREST ON OVERDUE AMOUNTS

If any sum payable by you to us under this Lease is unpaid 7 (seven) days after becoming due you will pay interest to us at 4% above the Interest Rate, calculated from the date when the sum became payable until the date when we receive it.

6.5	BUSINESS RATES

The District Valuer deems that your occupation constitutes a separate rateable business. You shall therefore pay the business rates attributable to the Property on demand.

6.6	VALUE ADDED TAX

Any Rent or other consideration payable in respect of any supply or supplies by us to you pursuant to this Lease shall be exclusive of any value added tax and such value added tax shall be payable by you to us in addition to such Rent or other consideration (as if it formed part of the same).

6.7	SECURITY OF TENURE

The parties hereto agree that the provisions of Section 24 to 28 of the Landlord and Tenant Act 1954 shall be excluded in relation to this lease. You acknowledge receipt of a valid warning notice under Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 ("the Order") and you have, before entering into this Lease or becoming contractually obliged to do so, made a declaration pursuant to Schedule 2 to the Order. .

6.8	DISPUTES

6.8.1	Any dispute between you and any other occupier of the Building (other than with us) shall be determined by the Surveyor or as he shall direct.

6.8.2	Before taking proceedings in relation to any dispute arising under this Lease (other than a dispute to which clause 6.8.2 applies) either party may (without obligation) suggest to the other that they voluntarily seek mediation to resolve their differences. If the suggestion is accepted, the parties will:
(ii)	apply to the then President of the Law Society to nominate a person of suitable knowledge and experience as mediator; and
(iii)	each pay half the cost of nominating the mediator and of his fees and expenses.

6.9	COMPENSATION

Any statutory right on your part to claim compensation from us on you vacating the Property shall be excluded to the extent that the law allows.

6.10	LAW OF PROPERTY ACT 1925

The operation of the Law of Property Act 1925 Section 62 shall be excluded from this agreement and you shall not by virtue of this Lease be deemed to have acquired or be entitled by any means whatever to any easement (other than the Rights) from or over or affecting any other property belonging to us.

6.11	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this lease shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Partiers) Act 1999 but this does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

6.12	NEW TENANCY UNDER LTCA 1995

This lease creates a new tenancy for the purposes of the LTCA 1995.

6.13	LOCAL AUTHORITY LANDLORD’S CAPACITY AND POWERS

We enter into this lease solely in our capacity as a landowner in respect of the Property and not in any other capacity. Nothing in this lease shall restrict our powers or rights as a local authority, local planning authority or statutory body to perform any of its statutory functions.

7.	MONITORING REQUIREMENTS - ERDF FUNDING

7.1	The Building has been funded by North East LEP as part of the North East Growth Deal (Local Growth Fund – LGF) from Government, and grant funding from the European Regional Development Fund (ERDF) as part of the European Structural and Investment Funds Growth Programme 2014-2020.

7.2	You shall provide monitoring information as required by the funders (ERDF and LGF) in whatever form the funders require no later than the last working day of each calendar quarter. The monitoring information may be related to and include (but not limited to):

-	General information on you e.g. type of business (e.g. SME or large company), main trading activity, number of employees, date of formation, turnover, previous address etc:
-	Employment increase within your organisation.
-	Jobs created and improved by you and located in the Property (including type of jobs, skill and wage levels);
-	General information on your new-to-market products (no commercially sensitive information will be required);
-	General information on your employees located in the Property;
-	Any other information reasonably requested by us in order to comply with the Funding Agreements.

7.3	If required by us and/or the funders and/or their auditors, you shall make your original records available for checks to evidence the monitoring information provided by you.

8.	BREAK CLAUSE

8.1.1	We may terminate this lease by written notice to you if at any time any rents or any other sums which have fallen due by you under the terms of this lease are unpaid 21 days after becoming payable, whether such sums have been demanded or not.

8.1.2	Following service of a notice under clause 8.2.1 this lease shall terminate on the date specified in the notice (the Break Date).

8.2.1	You may terminate this lease by serving a Break Notice (in the form annexed at Appendix 2) specifying a break date (the Break Date), provided that you may not serve a Break Notice more frequently than once in a 6 month period.

8.2.2	A Break Notice served by you shall be of no effect if, at the Break Date:

(a) you have not given at least 3 months’ notice;

(b) you have not paid any part of the Rent or any VAT in respect of it which was due to be paid;

(c) the whole of the Property is not given back to us free of your occupation and the occupation of any other lawful occupier;

(d) there is a subsisting material breach of any of the tenant covenants in this lease relating to the state of repair and condition of the Property, of which we have given you written notice not less than 2 months prior to the Break Date.

8.2.3	Subject to the foregoing, following service of a Break Notice this lease shall terminate on the Break Date.

8.3	Termination of this lease on the Break Date shall not affect any other right or remedy that either party may have in relation to any earlier breach of this lease.

FIRST SCHEDULE

The Rights

1.	Common Parts

We grant you and all persons authorised by you (in common with us and others to whom we grant similar rights) the following rights, subject to such regulations that we may make from time to time:

(a)	the right to support and protection from the Common Parts;
(b)	the right to use external areas of the Estate for pedestrian access to and from the Building;
(c)	the right to use the lower ground floor refuse store provided by us at the Building;
(d)	the right to use the internal areas of the Common Parts for access to and from the Property and the lavatories and washrooms of the Common Parts;
(e)	the right to use the Service Media;
(f)	the right to use for the temporary storage (prior to disposal by the landlord) of general office waste such part of the Common Parts shown coloured blue on Plan Level LG as may from time to time be designated for such purpose by notice in writing from us to you;
(g)	the right to use the Fixtures and Fittings provided that you comply with clause 3.15.
(h)	the right to use for the temporary storage (prior to disposal by you) of your hazardous waste used laboratory materials (including clinical waste solvent waste gas bottles) and your general office waste in connection with the Permitted Use of the Property such part of the area coloured blue on Tenant’s Lease Plan Level LG as may from time to time be designated for such purpose by notice in writing from the us to you (“Waste Storage Area”).

provided that we may from time to time give you written notice varying, amending, adding to or subtracting from the above rights or the routes of them (or both) in such manner as we may think desirable but not so as to render the Property or the means of access to them incapable of beneficial use and provided that in relation to the right set out at (h) above, you shall:

(i)	Ensure all waste is stored safely and securely to prevent leaks or spills;
(ii)	Comply with all statutory requirements including those of the Health and Safety Executive;
(iii)	Comply with the Waste Duty of Care Code of Practice;
(iv)	Remain responsible for all materials stored in the Waste Storage Area and their subsequent disposal;
(v)	ensure all solvent waste is stored in a bunded store;

(vi)	ensure all waste including solvent waste, clinical waste, glass waste, clinical waste, nitrogen dewars, gas bottles and general waste is stored in a caged area;
(vii)	ensure all bins in the Waste Storage Area are securely locked;
(viii)	comply with the requirements of good laboratory practice, where appropriate;
(ix)	keep an inventory of all materials contained within the Waste Storage Area from time to time and make the inventory available for inspection by us at any time;
(x)	not allow access to the Waste Storage Area by visitors to the Property;
(xi)	indemnify us against any expenses, costs, claims, damage and loss (including any diminution in the value of our interest in the Building and loss of amenity of the Building) arising from your use of the Waste Storage Area. any breach of any of your covenants in this lease, or any act or omission of you or your workers, contractors or agents or any other person on the Waste Storage Area with the actual or implied authority of any of them.

SECOND SCHEDULE

The Reservations

1.	Utilities

The right of free passage of water soil electricity gas telephone and all other services of whatever kind enjoyed by the Building through all sewers drains gutters channels pipes cables conduits and conductors of whatever kind (with all ancillary equipment) which may be at any time in under or upon the Property or any part of them.

2.	Support

The right of support and protection by the Property for the remainder of the Building.

3.	Rebuilding or alterations

The right for us without your consent or any right to compensation to build rebuild or install plant and equipment which alter other parts of the Building or any other land or buildings in any manner and to let (or deal with in any other way) the Building for any purpose notwithstanding that the light or air or any other easement or right to the Property enjoyed by you is in any way diminished or prejudiced but not so that the Property are made incapable of beneficial use.

4.	Entry for maintenance and other works

4.1	The right at any time to lay construct and use Service Media of whatever kind (with all ancillary equipment) through under or upon the Property.

4.2	The right at all reasonable times with materials plant and equipment to enter upon the Property to carry out the works in paragraph 4.1 and also for the purposes of inspecting cleaning repairing replacing and renewing the Service Media (and all ancillary equipment).

4.3	For the purposes of executing repairs or alterations to the Building, making good all damage done to the Property by reason of the carrying out of any such works, and subject to first giving you reasonable prior written notice (save in case of emergency) the right for us, our Surveyors, agents, workmen and others at all times to enter the Property for the purposes of examining testing repairing renewing cleaning replacing adding to altering and maintaining the Building including the Service Media and windows and to make connections and disconnections which may be necessary for the purpose of carrying out any work or doing anything within our obligations or rights in this Lease or for which a tenant is liable to make a contribution Provided that we will make good any damage caused by the work or anything done to the Property fixtures fittings chattels or effects on the Property but we will not be liable to you for any inconvenience caused.

4.4	The right to enter the Property for any purpose set out in this Lease.

THIRD SCHEDULE

The Biosphere Policy

Occupation will be limited to life science research and development and other convergent technology-based companies that are dependent on regular consultation with one of the following:

•	The companies own research, development and design staff
•	Commercial research, development and design organisations
•	Newcastle University and Northumbria University
•	National and regional scientific institutions
•	Other national academic institutions

Pilot production resulting from scientific research and development

Ancillary activities that are, in the sole opinion of Newcastle City Council, appropriate to support the operation of a leading commercial life science facility including:

•	Professional services
•	Patent Agents and Intellectual Property Lawyers
•	Venture Capital Funds

Appendix 1: Schedule of Condition and Inventory

Appendix 2: Form of Break Notice

To: [Name of Tenant/Landlord] of [ADDRESS or Registered Office] (Tenant/Landlord)

From: [Name of Landlord/Tenant] of [ADDRESS or Registered Office]

Property: [insert details of the Property] as demised by the lease dated [DATE OF LEASE] made between (1) The Council of the City of Newcastle upon Tyne and (2) [TENANT]

I/We [Insert name] OR [insert name of solicitor serving notice on behalf of tenant/landlord] GIVE YOU NOTICE that I/we/the Tenant/the Landlord intends to terminate the term of the Lease on [INSERT BREAK DATE] in accordance with clause [ ] so that the Lease will determine on that date.

Signed:

Name of [Tenant/Landlord] OR [NAME OF SOLICITORS] solicitors for and on behalf of [Tenant/Landlord]

Date:

Appendix 3: Hazard Profile Form

Appendix 4: Laboratory Decontamination Certificate

This Lease has been entered into on the date stated at the beginning of it.

The Common Seal of
THE COUNCIL OF THE CITY
OF NEWCASTLE UPON TYNE
Was hereunto affixed in the
Presence of:

Executed as a Deed by
MDNA LIFE SCIENCES (UK) LIMITED
Acting by a director and its
Secretary or by two directors

Director

Director/Secretary

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